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EXHIBIT 99.1

Important Factors Regarding Forward Looking Statements

    In this Exhibit 99, "we," "us," "our" and "MAXIMUS" refer to MAXIMUS, Inc. and its subsidiaries.

    From time to time, we may make forward-looking public statements, such as statements concerning our then-expected future revenues or earnings or concerning projected plans, performance or contract procurement, as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or in informal statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

    We wish to caution you not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, we wish to advise you that the factors listed below, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

    We will not undertake and we specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements.

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act, we are hereby filing the following cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf:

RELIANCE ON GOVERNMENT CLIENTS

    Substantially all of our clients are state or local government authorities. To market our services to government clients, we are largely required to respond to government requests for proposals ("RFPs"). To do so effectively, we must estimate accurately our cost structure for servicing a proposed contract, the time required to establish operations and likely terms of the proposals submitted by competitors. We must also assemble and submit a large volume of information within a RFP's rigid timetable. Our ability to respond successfully to RFPs will greatly impact our business, and we cannot guarantee that we will be awarded contracts through the RFP process or that our proposals will result in profitable contracts.

RISKS ASSOCIATED WITH GOVERNMENT CONTRACTING

    Relationships with Government Entities.  To facilitate our ability to prepare bids in response to RFPs, we rely in part on establishing and maintaining relationships with officials of various government entities and agencies. These relationships enable us to provide informal input and advice to the government entities and agencies prior to the development of an RFP. We cannot be certain that we will be successful in managing our relationships with government entities and agencies, and any failure to do so may adversely affect our business.

    Early Termination of Contracts.  Many of our government contracts contain base periods of one or more years, as well as option periods covering more than half of the contract's potential duration. Government agencies generally have the right not to exercise these option periods. A decision not to exercise option periods could impact the profitability of some of our contracts. Our contracts typically also contain provisions permitting a government client to terminate the contract on short notice, with or without cause. The unexpected termination of one or more significant contracts could result in significant revenue shortfalls. The natural expiration of especially large contracts can also present management challenges. If revenue shortfalls occur and are not offset by corresponding reductions in expenses, our business could be adversely affected. We cannot be certain if, when or to what extent a client might terminate any or all of its contracts with us.

    Contracts Subject to Audit.  The Defense Contract Audit Agency and certain other government agencies have the authority to audit and investigate government contracts. These agencies review a contractor's performance on its contract, its pricing practices, its cost structure and its compliance with applicable laws, regulations and standards. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while costs already reimbursed must be refunded. A government audit that identifies significant unallowable costs could result in a substantial adjustment to our revenue. No material adjustments resulted from audits completed through 1993, and we believe that adjustments resulting from subsequent audits will not adversely affect our business. If a government audit uncovers improper or illegal activities, a contractor may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

    Discouragement of Revenue Consulting by Federal Officials.  To avoid higher than anticipated demands for federal funds, federal government officials occasionally discourage state and local authorities from engaging private consultants to advise them on maximizing federal revenues. We cannot be certain that state and local officials will not be dissuaded from engaging us for revenue maximization services.

RISKS INVOLVED IN MANAGING GOVERNMENT PROJECTS

    Relationships with Political Officials.  We occasionally engage marketing consultants, including lobbyists, to establish and maintain relationships with elected officials and appointed members of government agencies. The effectiveness of these consultants may be reduced or eliminated if a significant political change occurs. Implementation of term limits for certain elected officials, for instance, would require us to confront political change on a more regular basis. Because we cannot be certain that we will successfully manage our relationships with political officials, our business may be adversely affected.

    Risk of Fixed-Price and Performance-Based Contracts.  We derived approximately 47% of our fiscal 2000 revenues from fixed-price contracts and approximately 18% of our fiscal 2000 revenues from performance-based contracts. For fixed-price contracts, we receive our fee if we meet specified objectives or achieve certain units of work. Those objectives might include placing a certain number of welfare recipients into jobs, collecting target amounts of child support payments, or completing a particular number of managed care enrollments. For performance-based contracts, we receive our fee on a per-transaction basis. Such contracts include, for example, child support enforcement contracts, in which we often receive a fee based on the amount of child support collected. To earn a profit on these contracts, we rely upon accurately estimating costs involved and assessing the probability of meeting the specified objectives, realizing the expected units of work or completing individual transactions, within the contracted time period. We recognize revenues on these contracts on a "costs incurred" basis. Therefore, we review these contracts quarterly and adjust revenues to reflect our current expectations. These adjustments affect the timing and amount of revenue recognized and could adversely affect our financial results. If we fail to estimate accurately the factors upon which we base our contract pricing, then we may have to report a decrease in revenues or incur losses on these contracts.

    Failure to Meet Contract Performance Standards.  Our inability to satisfy adequately our contractual obligations could adversely affect our financial condition. Our contracts often require us to indemnify clients for our failures to meet certain performance standards. Some contracts contain liquidated damages provisions and financial penalties related to performance failures. In addition, in order for our Government Operations Group to bid on certain contracts, we are required to secure our indemnification obligations by posting a cash performance bond or obtaining a letter of credit. If a claim is made against a performance bond or letter of credit, the issuer could demand higher premiums. Increased premiums would adversely affect our earnings and could limit our ability to bid for future contracts. In addition, a failure to meet our client's expectations when performing on a contract could materially and adversely affect our reputation, which, in turn, would impact our ability to compete for new contracts.

    Significant Start-Up Costs.  When we are awarded a contract to manage a government program, our Government Operations Group can incur significant start-up expenses before we receive any contract payments. These expenses include leasing office space, purchasing office equipment and hiring personnel. As a result, in certain large contracts where the government does not fund program start-up costs, we are required to invest significant sums of money prior to receiving related contract payments.

    Termination of Large Contracts.  Upon termination or expiration of a contract between our Government Operations Group and a state or local government, we have to evaluate whether, and in what capacity, we can continue employing persons that formerly serviced the contract. Unless we enter into a new contract using those same employees or otherwise re-assign them, their employment must be terminated. The reassignment or termination of a large number of employees makes significant demands on our management and administrative resources. Added demands on our resources could adversely affect our business.

LEGISLATIVE CHANGE AND POLITICAL DEVELOPMENTS

    Dependence on Legislative Programs.  The market for our services depends largely on federal and state legislative programs. These programs can be modified or amended at any time by acts of federal and state governments. For example, in 1996, Congress amended the Social Security Act to eliminate social security and supplemental income benefit payments based solely on drug and alcohol disabilities. That amendment resulted in the termination of our substantial contract with the federal Social Security Administration, which related to the referral and monitoring of the treatment of recipients of these benefits. Future legislative changes that we do not anticipate or respond to effectively could adversely affect our business.

    Dependence on Welfare Reform Act.  We expect that the Welfare Reform Act and other federal and state initiatives will continue to encourage long-term changes in the nation's welfare system. Part of our growth strategy includes aggressively pursuing these opportunities by seeking new contracts to administer and new health and welfare programs to manage. However, there are many opponents of welfare reform. As a result, future progress in the area of welfare reform is uncertain. The repeal of the Welfare Reform Act, in whole or in part, could adversely affect our business. Also, we cannot be certain that additional reforms will be proposed or enacted, or that previously enacted reforms will not be challenged, repealed or invalidated.

    Restrictions on Privatization.  Under current law, in order to privatize certain functions of government programs, the federal government must grant a consent and/or waiver to the petitioning state or local agency. For example, in May 1997, the Department of Health and Human Services refused to grant a waiver to the State of Texas permitting private corporations, rather than public employees, to decide eligibility of applicants for Food Stamps and Medicaid benefits. Although MAXIMUS did not bid on the Texas projects, we may face similar obstacles in pursuing future health and human services contracts.

RISKS OF ACQUISITION STRATEGY; RISKS OF COMPLETED ACQUISITIONS

    Our business strategy includes expanding our operations, breadth of service offerings and geographic scope by acquiring or combining with related businesses. To date, we have combined with twelve consulting firms and have acquired substantially all of the assets of two firms and a division of another firm. We are still in the process of integrating the operations of several of these firms. We cannot be certain that we will be able to continue to identify, acquire and manage additional businesses profitably or integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our results of operations. Furthermore, business combinations may involve special risks, including:

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  Diversion of management's attention;

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  Loss of key personnel;

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  Assumption of unanticipated legal liabilities;

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  Amortization of acquired intangible assets; and

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  Dilution to our earnings per share.

    Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Furthermore, we cannot be certain that acquired businesses will achieve anticipated revenues and earnings.

CHALLENGES RESULTING FROM GROWTH

    Sustaining growth has placed significant demands on management as well as on our administrative, operational and financial resources. To manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. However, our growth and management of large-scale health and human services programs must not come at the expense of providing quality service and generating reasonable profits. We cannot be certain that we will continue to experience growth or successfully manage it.

OPPOSITION FROM GOVERNMENT UNIONS

    Our success derives in part from our ability to win profitable contracts to administer and manage health and human services programs traditionally administered by government employees. Government employees, however, typically belong to labor unions with considerable financial resources and lobbying networks. Unions are likely to continue to apply political pressure on legislators and other officials seeking to outsource government programs. For example, union lobbying was instrumental in influencing the Department of Health and Human Services to deny a petition to allow private corporations to make Food Stamp and Medicaid eligibility determinations in Texas. Union opposition may slow welfare reform and result in fewer opportunities for MAXIMUS to service government agencies.

RELIANCE ON KEY EXECUTIVES

    The abilities of our executive officers, including David V. Mastran and Raymond B. Ruddy, and our senior managers to generate business and execute projects successfully is important to our success. While we have employment agreements with certain of our executive officers, these agreements can be terminated under certain conditions. The loss of a key executive could impair our ability to secure and manage engagements. To limit some of this risk, we have obtained key-man life insurance policies on Dr. Mastran and Mr. Ruddy in the amounts of $6,100,000 and $3,950,000, respectively.

ATTRACTION AND RETENTION OF EMPLOYEES

    Our delivery of services is labor-intensive. When we are awarded a government contract, we must quickly hire project leaders and case management personnel. The additional staff also creates a concurrent demand for increased administrative personnel. The success of our Government Operations Group and Consulting Group requires that we attract, develop, motivate and retain:

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  Experienced and innovative executive officers;

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  Senior managers who have successfully managed or designed health and human services programs in the public sector; and

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  Information technology professionals who have designed or implemented complex information technology projects.

    Innovative, experienced and technically proficient individuals are in great demand and are likely to remain a limited resource. We cannot be certain that we can continue to attract and retain desirable executive officers and senior managers. A failure to hire sufficient personnel on a timely basis or the loss of significant numbers of executive officers and senior managers could adversely affect our business.

COMPETITORS; EFFECTS OF COMPETITION

    Competition from Other Organizations.  Our Government Operations Group competes for program management contracts with the following:

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  Local non-profit organizations such as the United Way and Goodwill Industries;

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  Government services divisions of large organizations such as Andersen Consulting, Lockheed Martin Corporation and Electronic Data Systems, Inc.; and

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  Specialized service providers such as America Works, Inc., Policy Studies Incorporated, and Benova, Inc.

    Our Consulting Group competes with:

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  The consulting divisions of the "Big 5" accounting firms; and

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  Electronic Data Systems, Inc.

    Many of these companies are national and international in scope and have greater resources than we have. Substantial resources could enable certain competitors to initiate severe price cuts or take other measures in an effort to gain market share. In addition, we may be unable to compete for a limited number of large contracts because we may not be able to meet an RFP's requirement to obtain and post a large cash performance bond. Also, in certain geographic areas, we face competition from smaller consulting firms with established reputations and political relationships. We cannot be certain that we will compete successfully against our existing or any new competitors.

    Competition from Former Employees.  In addition to competition from existing competitors, we may experience competition from former employees. Although we have entered into non-competition agreements with some of our senior level employees, we cannot be certain that a court would enforce these contracts. Competition by former employees could adversely affect our business.

RISKS ASSOCIATED WITH INVESTIGATIONS INVOLVING NEW YORK CONTRACTS

    In January 2000, the New York City Human Resources Administration ("HRA") submitted two contracts that it had awarded to MAXIMUS for the performance of welfare-to-work services to the Comptroller of New York City to be registered. Under New York law, the contracts must be registered in order for us to receive payment. However, the Comptroller refused to register the contracts alleging improprieties in the procurement process and in MAXIMUS's conduct. Although the New York Supreme Court Appellate Division—First Department recently issued a decision and order finding no wrongdoing in our conduct and ordering the Comptroller to register the contracts, this matter continues to be the subject of investigations being conducted by certain governmental agencies. The District Attorney's Office of New York County and the United States Attorney's Office for the Southern District of New York, in response to requests made by the Comptroller, are investigating the facts underlying this matter. Both offices issued subpoenas to us in early May 2000 and have interviewed a number of our employees since that time. We believe that our actions were lawful and appropriate and continue to cooperate fully with the governmental investigations of the matter. Although there can be no assurance of a favorable outcome, we do not believe that these investigations will have a material adverse effect on our financial condition or results of operations. However, if we are found to have engaged in illegal or improper activities, we could be subject to certain penalties and administrative sanctions, which could adversely affect our business.

ADVERSE PUBLICITY

    The nature of our contracts with state and local government authorities frequently generates media attention. For example, the circumstances surrounding the refusal of the Comptroller of New York City to register two welfare-to-work contracts awarded to us has recently received a significant amount of media coverage in the New York area. Additionally, our management of health and human services programs and revenue maximization services have occasionally received negative media coverage. This negative coverage could influence government officials and slow the pace of welfare reform. The media also focuses its attention on the activities of political consultants engaged by us, even when their activities are unrelated to our business. We may be subject to adverse media attention relating to the activities of individuals who are not under our control. In addition, we cannot assure that the media will accurately cover our activities or that we will be able to anticipate and respond in a timely manner to all media contacts. Inaccurate or misleading media coverage or our failure to manage adverse coverage could adversely affect our reputation and thereby affect our results of operations.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    A number of factors cause our revenues and operating results to vary from quarter to quarter. These factors include:

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  The progression of contracts;

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  The levels of revenues earned on contracts (including any adjustments in expectations on revenue recognition on fixed-price contracts);

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  The commencement, completion or termination of contracts during any particular quarter;

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  The schedules of government agencies for awarding contracts;

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  The term of awarded contracts;

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  Potential acquisitions; and

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  General economic conditions.

    Changes in the volume of activity and the number of contracts commenced, completed or terminated during any quarter may cause significant variations in our operating results because a relatively large amount of our expenses are fixed. Furthermore, on occasion we incur greater operating expenses during the start-up and early stages of significant contracts.

CONCENTRATION OF OWNERSHIP BY PRINCIPAL SHAREHOLDERS

    Our executive officers beneficially own approximately 40% of our common stock. Certain executive officers, who beneficially own approximately 34% of the outstanding shares, have agreed to hold their shares until June 2001, subject to certain exceptions. In addition, Mr. Ruddy has agreed to vote his shares of common stock in a manner instructed by Dr. Mastran until September 30, 2001. Together, Dr. Mastran and Mr. Ruddy beneficially own approximately 32% of our common stock. As a result, these officers can exercise significant influence over the outcome of matters requiring a shareholder vote, including the election of the board of directors. This significant influence could delay or prevent a change in control of the company, which could adversely affect the market price of our common stock.

POSSIBLE VOLATILITY OF STOCK PRICE

    MAXIMUS first publicly issued common stock on June 13, 1997 at $16.00 per share in its initial public offering (the "IPO"). Between June 13, 1997 and September 30, 2000, the closing sale price has ranged from a high of $41.50 per share to a low of $17.00 per share. Even though the market price of our stock has not been highly volatile during this time, the market price of our common stock could fluctuate substantially due to a variety of factors, including:

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  Quarterly fluctuations in results of operations;

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  The failure to be awarded a significant contract on which we have bid;

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  The termination by a government client of a material contract;

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  The announcement of new services by competitors;

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  Acquisitions and mergers;

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  Political and legislative developments adverse to the privatization of government services;

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  Changes in earnings estimates by securities analysts;

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  Changes in accounting principles;

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  Sales of common stock by existing shareholders;

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  Failure to meet securities analysts' quarterly expectations;

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  Negative publicity; and

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  Loss of key personnel.

    In addition, overall volatility has often significantly affected the market prices of securities for reasons unrelated to a company's operating performance. In the past, securities class action litigation has often been commenced against companies that have experienced periods of volatility in the price of their stock. Securities litigation initiated against us could cause us to incur substantial costs and could lead to the diversion of management's attention and resources.

CERTAIN ANTI-TAKEOVER EFFECTS

    Virginia law and our Articles of Incorporation and By-Laws include provisions that may be deemed to have anti-takeover effects. These provisions may delay, deter or prevent a takeover attempt that shareholders might consider desirable. Our directors are divided into three classes and are elected to serve staggered three-year terms. This structure could impede or discourage an attempt to obtain control of the company. Shareholders of MAXIMUS do not possess the power to take any action in writing without a meeting. In addition, Virginia law imposes certain limitations and special voting requirements on affiliated transactions. Furthermore, Virginia law denies voting rights to shares acquired in control share acquisitions, unless granted by a shareholder vote.

UNCERTAINTIES RELATED TO INTERNATIONAL OPERATIONS

    Most of our international operations are currently paid for by the World Bank and the U.S. Agency for International Development in U.S. dollars. Although we have maintained a limited presence in foreign countries, we could encounter numerous risks related to our foreign operations. The potential risks to international revenues include:

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  Adverse currency exchange rate fluctuations;

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  Inability to collect receivables;

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  Difficulty in enforcing contract terms through a foreign country's legal system; and

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  Imposition of tariffs, additional withholding taxes or other taxes on our foreign income.

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Important Factors Regarding Forward Looking Statements